UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 26, 2013

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10204	43-1256674
(Commission File Number)	(I.R.S. Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

(314) 231-1575
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On February 26, 2013, CPI Corp. (the “Company”) and its subsidiaries that are guarantors under the Guarantee and Collateral Agreement dated as of August 30, 2010, entered into Amendment Number One to Third Forbearance Agreement (the “Amendment”) with Bank of America, N.A., as Administrative Agent (the “Agent”) for the various financial institution parties identified as lenders (the “Lenders”) in the Credit Agreement dated as of August 30, 2010, as amended by the First Amendment to Credit Agreement dated December 16, 2011, as further amended by the Forbearance Agreement dated May 18, 2012, as further amended by the Second Amendment to Credit Agreement dated as of June 6, 2012, as further amended by the Third Amendment to Credit Agreement dated as of August 28, 2012, as further amended by the Fourth Amendment to Credit Agreement dated as of November 9, 2012, as further amended by the Second Forbearance Agreement dated December 28, 2012 and as further amended by the Third Forbearance Agreement dated January 29, 2013, by and among the Company, the Agent, the Lenders and certain subsidiaries of the Company (the “Loan Agreement”).

Pursuant to the Loan Agreement, as of February 26, 2013, the Company owes amounts (exclusive of attorneys' fees and other fees, expenses, advances, and costs of collection, all of which are due and owing and not waived) totaling $98.3 million, which consists of unpaid principal of $76.2 million, accrued and unpaid interest of $186,000, accrued and unpaid PIK Obligations of $8.0 million, letter of credit fees of $119,000 and Letters of Credit totaling $13.8 million.

The Third Forbearance Agreement identified certain Events of Default that existed under the Loan Documents as of the date of Third Forbearance Agreement (collectively, the "Existing Defaults"). As of the date of the Amendment, the Existing Defaults are continuing and have not been cured and the "Forbearance Period" (as defined in the Third Forbearance Agreement) has expired.

As a result of the defaults, the Agent has the right to exercise its rights and remedies under the Credit Agreement, as amended. Such remedies include, but are not limited to, the right to enforce its security interest in the Company's collateral and to pursue collection from the Company and other guarantors.

Under the Amendment, the Agent, on behalf of itself and for the benefit of each Lender, agrees to forebear from exercising its rights and remedies under the Credit Agreement through March 6, 2013 (unless terminated sooner under certain circumstances). The Amendment did not amend nor increase the amount of the revolving commitment, nor did it cure or waive the existing defaults. Upon termination of the forbearance period for any reason, the Agent is able to exercise all rights and remedies granted to it under the Credit Agreement, as amended.

The Amendment also amended the termination date of the Credit Agreement to the earlier of March 6, 2013 or the termination date of the Amendment.

Several Letters of Credit have been issued and are outstanding under the terms of the Credit Agreement. The Letters of Credit expiring within the next six months are outlined in the Amendment. The Borrower Parties have requested the Lenders to renew the Expiring Letters of Credit. Although the Administrative Agent is under no obligation to do so, the Administrative Agent, subject to its sole and absolute discretion, may renew each of the Expiring Letters of Credit for up to one year from their current expiration date regardless of whether or not the Extended Forbearance Period Termination Date has or has not passed.

The foregoing summary of the Forbearance Agreement is not complete and is qualified in its entirety by a copy of the Third Forbearance Agreement filed as Exhibit 10.1 to this Form 8-K, which exhibits are incorporated herein by reference.

Item 2.04    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

10.1
Amendment Number One to Third Forbearance Agreement dated as of February 26, 2013 by and among CPI Corp., certain subsidiaries of CPI Corp., Bank of America, N.A., as administrative agent for the various financial institution parties identified as lenders under the Credit Agreement dated as of August 30, 2010, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP.

By:	/s/ Dale Heins
Dale Heins
Executive Vice President, Finance
Chief Financial Officer and Treasurer
(Principal Financial Officer)

March 4, 2013